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                                                                   EXHIBIT 10.15


                                February 11, 2000

Mr. Thomas Crawford
15715 California Street
Omaha, NE  68118

Dear Tom:

This is to confirm our offer to you for the position of Executive Vice President, Chief Operating Officer and member of The York Group Board of Directors. On behalf of the Board of Directors and myself, this letter will confirm the contents of our offer. We are all looking forward to working with you and are confident of the contributions you will be able to make to the organization.

The following is a summary of the offer:

o        Annual Salary:             $230,000

o        Annual Incentive:          Eligible for bonus up to 50% of base salary
                                    (contingent upon the completion of
                                    objectives as determined by The York Group
                                    Board of Directors)

o        Options:                   Eligible for 100,000 shares of options at
                                    market value to be awarded upon relocation to Houston, Texas. These options will vest in equal installments over a 5-year period.
                                    Future annual option grants will be based on stock value, achievement of individual and corporate objectives and are subject to the approval of the compensation committee of the Board of Directors

o        Reporting Date:            February 21,2000

o        Reporting To:              Bill Wilcock President and CEO and The York
                                    Group Board of Directors

o        Severance:                 You will be entitled to a twelve month
                                    salary continuation package in the event that you are terminated without cause during the first twenty-four months of your employment. Salary continuation for termination beyond twenty-four months of employment will be at the discretion of The
                                    York Group board of directors.


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It is anticipated that upon the successful completion of a transition period of approximately 90 days and upon the approval of the Board of Directors, you will be named President and Chief Executive Officer of The York Group. Your total compensation package will be increased at that time to:

o        Annual Salary:             $270,000

o        Annual Incentive:          Eligible for bonus up to 75% of base salary
                                    (contingent upon the completion of
                                    objectives as determined by The York Group
                                    Board of Directors)

o        Options:                   Eligible for an additional 50,000 shares of
                                    options at market value to be awarded upon promotion. These options will vest in equal installments over a 5-year period. Future annual option grants will be based on stock value, achievement of individual and corporate objectives and are subject to the approval of the compensation committee of the Board of Directors

The following is a brief summary of our employee benefits:

      o On the 1st of the month following 30 days of employment, you will be eligible for Major Medical and Dental coverage; a copy of our current premium schedule is enclosed for your information. The Company will provide $200,000.00 of Life & AD&D at no cost to you. You are able to purchase an additional $100,000.00 of Term Life insurance at a cost of $32.00 per month. After one year, The York Group will provide LTD insurance at no cost to you. You will be eligible for the 401(k) Plan on April 1, 2001. In addition you will be eligible for the Executive Deferred Compensation Plan.

Relocation Expenses:

      o The company will reimburse you for the following costs associated with your relocation.
      o     The sale of your home:
            o     real estate brokers commissions
            o     title insurance/search
            o     attorney's fees, if any
            o     other closing costs
            o     Purchase of a new home:
                  o     loan origination fee
                  o     inspections
                  o     title insurance/search
                  o     attorney's fees, if any
                  o     appraisals
                  o     buyer's closing costs
                  o     cost associated with the points to buy-down a mortgage
                        interest is not considered a reimbursable expense
                  o     up to 120 days of temporary housing in Houston, Texas
      o     Physical move of personal possessions to Houston, Texas.
                  o     Packing


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                  o     Moving
                  o     unpacking
                  o     Insurance
                  o     Up to 30 days storage

All reimbursed expenses that are considered taxable will be grossed up.

As a part of The York Group's team you will have the opportunity to play a vital role in our continued growth. I trust you will call us if we can be of service to you in advance of your employment or if you should require additional information.

Sincerely,

Robert Monteleone
Vice President Human Resources